Exhibit 15.1

30 April 2020

Matter No.: 831154

Doc Ref: 105979226

The Directors

Aesthetic Medical International Holdings Group Limited

1122 Nanshan Boulevard

Nanshan District, Shenzhen

Guangdong Province

China 518052

Dear Sirs,

Re: Aesthetic Medical International Holdings Group Limited (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 December 2019 on Form 20-F filed pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 30 April 2020 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission (the “Commission”) and to the inclusion therein of the reference to our name under the heading “Item 10.E - Additional Information - Taxation - Cayman Islands taxation” in the annual report in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman